Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 (No. 333-190219) pertaining to the LifePoint Hospitals, Inc. 2013 Long-Term Incentive Plan;

(2) Form S-8 (No. 333-168476) pertaining to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan, and LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock Incentive Compensation Plan;

(3) Form S-8 (No. 333-159233) pertaining to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, LifePoint Hospitals, Inc. Employee Stock Purchase Plan, LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan, LifePoint Hospitals, Inc. Retirement Plan, and LifePoint Hospitals, Inc. Amended and Restated Outside Director’s Stock and Incentive Compensation Plan;

(4) Form S-4 (No. 333-174014), as amended, pertaining to the $400,000,000 6.625% Senior Notes due 2020;

(5) Form S-4 (No. 333-197380), as amended, pertaining to the $1,100,000,000 5.5% Senior Notes due 2021; and

(6) Form S-8 (No. 333-182932) pertaining to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan and to the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Compensation Plan;

of our reports dated February 12, 2015, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., included in this Annual Report (Form 10-K) of LifePoint Hospitals, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 12, 2015